Exhibit 4.5

EIGHTH SUPPLEMENTAL INDENTURE
between
U.S. BANCORP
and
WILMINGTON TRUST COMPANY,
as Trustee
DATED AS OF JUNE 10, 2010

Supplement to Junior Subordinated Indenture dated as of April 28, 2005, as supplemented by that certain First Supplemental Indenture dated as of August 3, 2005 and that certain Second Supplemental Indenture dated as of December 29, 2005 and that certain Third Supplemental Indenture dated as of March 17, 2006 and that certain Fourth Supplemental Indenture dated as of
April 12, 2006 and that certain Fifth Supplemental Indenture dated as of August 30, 2006 and that certain Sixth Supplemental Indenture dated as of February 1, 2007 and that certain
Seventh Supplemental Indenture dated as of December 10, 2009

     EIGHTH SUPPLEMENTAL INDENTURE, dated as of June 10, 2010 (this “Supplemental Indenture”), among U.S. BANCORP, a Delaware corporation (hereinafter called the “Company”), having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, WILMINGTON TRUST COMPANY, a Delaware banking corporation, as successor Trustee (hereinafter called the “Trustee”), and U.S. Bank National Association, as Securities Registrar and Paying Agent.
RECITALS
     WHEREAS, the Company and Delaware Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America, as original Trustee (hereinafter called the “Original Trustee”), have entered into that certain Junior Subordinated Indenture, dated as of April 28, 2005 (the “Base Indenture”), which was amended and supplemented by the First Supplemental Indenture, dated as of August 3, 2005 (the “First Supplemental Indenture”), which was further amended and supplemented by the Second Supplemental Indenture, dated as of December 29, 2005, among the Company, the Original Trustee and the Trustee (the “Second Supplemental Indenture”), which was further amended and supplemented by the Third Supplemental Indenture, dated as of March 17, 2006, (the “Third Supplemental Indenture”), which was further amended and supplemented by the Fourth Supplemental Indenture, dated as of April 12, 2006 (the “Fourth Supplemental Indenture”), which was further amended and supplemented by the Fifth Supplemental Indenture, dated as of August 30, 2006 (the “Fifth Supplemental Indenture”), which was further amended and supplemented by the Sixth Supplemental Indenture, dated as of February 1, 2007 (the “Sixth Supplemental Indenture”), and which was further amended and supplemented by the Seventh Supplemental Indenture, dated as of December 10, 2009 (the “Seventh Supplemental Indenture” and, together with the Junior Subordinated Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, collectively referred to herein as the “Indenture”); providing for the issuance from time to time of Securities;
     WHEREAS, pursuant to Section 9.1(3) of the Base Indenture, the Company and the Trustee entered into the Third Supplemental Indenture to establish the form and terms of the Company’s Remarketable Junior Subordinated Notes due 2042 (the “Original Notes”) pursuant to Sections 2.1 and 3.1 of the Base Indenture;
     WHEREAS, on March 17, 2006, pursuant to Section 2.1 and 3.1 of the Base Indenture, the Company issued $1,251,000,000 aggregate principal amount of the Original Notes to USB Capital Trust IX (the “Trust”), a Delaware statutory trust, in connection with the Trust’s public offering of its Capital Securities known as 6.189% Fixed-to-Floating Rate Normal Income Trust Securities (the “Normal ITS”);
     WHEREAS, the entire $1,251,000,000 aggregate principal amount of Original Notes remain Outstanding and held of record by the Trust on the date hereof;
     WHEREAS, Section 9.2 of the Base Indenture provides that (A) with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture; and (B) in the case of the Securities of a series issued to a USB Trust, so long as any of the corresponding series of Capital Securities issued by such USB Trust remains outstanding, no such amendment shall be made that adversely affects the holders of such Capital Securities in any material respect without the prior consent of the holders of at least a majority of the aggregate liquidation preference of such Capital Securities then outstanding;
     WHEREAS, the Company has solicited consents upon the terms and subject to the conditions set forth in the prospectus and consent solicitation statement dated June 4, 2010 and in the related Letter of Transmittal and Consent, as each may be amended from time to time, from each Holder of Normal ITS to the amendments to the Indenture set forth below in this Supplemental Indenture and to authorize the Trust, as Holder of the Original Notes, to consent to such amendments (the “Proposed Amendments”);
     WHEREAS, the Company has received the consents from Holders of at least a majority in aggregate liquidation amount of the outstanding Normal ITS to effect the Proposed Amendments and make the changes to the Indenture embodied in and to be effected by this Supplemental Indenture pursuant to Section 9.2 of the Base Indenture;
     WHEREAS, the Company has received the consent of the Trust, as Holder of the outstanding Original Notes, to effect the Proposed Amendments and make the changes to the Indenture embodied in and to be effected by this Supplemental Indenture pursuant to Section 9.2 of the Base Indenture;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied;
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done; and
     WHEREAS, pursuant to Section 9.2 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed that the Indenture is supplemented and amended to the extent and for the purposes expressed herein, as follows:

ARTICLE I
CAPITALIZED TERMS
     Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.
ARTICLE II
AMENDMENTS TO CERTAIN PROVISIONS OF ARTICLE 1 OF THE THIRD
SUPPLEMENTAL INDENTURE
     Section 2.1. The definition of “Remarketing Date” in Section 1.1 of the Third Supplemental Indenture is hereby deleted in its entirety.
     Section 2.2. The definition of “Trust Agreement” in Section 1.1 of the Third Supplemental Indenture is hereby amended and restated in its entirety as follows:
     “Trust Agreement” means the Amended and Restated Trust Agreement, dated as of March 17, 2006, among the Company, as Depositor, Wilmington Trust Company, as the Property Trustee and the Delaware Trustee, and the Administrative Trustees (each as named therein) and the several Holders (as defined therein) as amended by Amendment No. 1 to the Amended and Restated Trust Agreement, dated as of June 10, 2010, relating to the Trust.
     Section 2.3. The following definition is hereby added to 1.1 of the Third Supplemental Indenture in the appropriate alphabetical location:
     “Remarketing Period” means the thirty Business Day period beginning on the thirty-third Business Day preceding each of March 15, June 15, September 15 and December 15, 2011 and March 15, 2012 until the settlement of a Successful Remarketing, or if an Early Settlement Event shall have occurred, each of the dates determined in accordance with Section 3.4.
ARTICLE III
AMENDMENTS TO CERTAIN PROVISIONS OF ARTICLE 2 OF THE THIRD
SUPPLEMENTAL INDENTURE
     Section 3.1. Section 2.4(a) of the Third Supplemental Indenture is hereby amended and restated in its entirety as follows:
     (a) The Notes shall be issued initially in fully registered form in the name of the Securities Intermediary and the Custodial Agent, in their respective capacities as such. For so long as such Notes are held by the Collateral Agent and the Custodial Agent, each such Note shall represent the principal amount so indicated in the Securities Register, provided that the aggregate principal amount of all such Notes shall at all times equal the principal amount issued in accordance with Section 2.1, as adjusted for any subsequent cancellation pursuant to Section 3.9 of the Base Indenture.
     Section 3.2. The following Section 2.4(f) is hereby added to the Third Supplemental Indenture:
     (f) In the event that any Pledged Note is to be released from the Pledge and transferred to the Property Trustee pursuant to Section 2.04 of the Collateral Agreement (a “Cancelled Note”), as a result of the retirement of any Subject Normal ITS (as defined in the Trust Agreement) pursuant to Section 4.9 of the Trust Agreement as provided for in said Section 2.04 of the Collateral Agreement, such release and transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting a reduction in the principal amount of such Note equal in amount to the principal amount of the Cancelled Note. The Collateral Agent shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such reduced principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Collateral Agent).
ARTICLE IV
AMENDMENTS TO CERTAIN PROVISIONS OF ARTICLE 3 OF THE THIRD
SUPPLEMENTAL INDENTURE
     Section 4.1. Section 3.2 of the Third Supplemental Indenture is hereby amended as set forth below:
     (a) The first paragraph of Section 3.2 is hereby amended and restated in its entirety as follows:
     In connection with Remarketings, the Company shall have the right hereunder, subject to Section 3.3(a), without the consent of any Holder of the Notes, to change certain terms of the Notes as provided below in this Section 3.2. By not later than the 21st day prior to each Remarketing Period, the Company will specify the following information or decisions in a notice to the Remarketing Agent, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Trust) and the Trustee (clauses (a) through (f) applying only if the Remarketing is Successful and clause (g) applying only in the case of a Failed Remarketing):
     (b) The word “and” appearing at the end of Section 3.2(e) is hereby deleted.
     (c) The following new Section 3.2(f) is hereby added to the Third Supplemental Indenture, and the existing Section 3.2(f) is hereby renumbered as Section 3.2(g):

     (f) whether the Notes will be remarketed in one or more Series, which may include, at the Company’s sole option, different (i) Stated Maturity Dates, (ii) rates of interest, and (iii) denominations and interest payment dates, as such terms may be determined in accordance with the Indenture, as the same may be further supplemented from time to time by a supplemental indenture as permitted by Section 3.6 hereof; if the Notes are to be remarketed in more than one series, the term “Notes” as used in this Section 3.2 and in Section 3.3 shall be deemed to refer to the Notes of any such series; and
     Section 4.2. Section 3.3 of the Third Supplemental Indenture is hereby amended as set forth below:
     (a) The words “any Remarketing Date” in Section 3.3(b) are hereby deleted and replaced in their entirety with “the final day of any Remarketing Period”.
     (b) Section 3.3(d)(iv) is hereby amended and restated in its entirety as follows:
     (iv) the Company and the Remarketing Agent shall attempt another Remarketing during the next Remarketing Period.
     Section 4.3. Section 3.4 of the Third Supplemental Indenture is hereby amended and restated in its entirety as follows:
     Section 3.4 Early Remarketing.
     If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Periods shall be the thirty Business Day periods commencing on the thirty-third Business Day prior to March 15, June 15, September 15 or December 15, that is the first such date that is at least 30 days after the occurrence of such Early Settlement Event, and concluding with the earlier to occur of the fifth such date and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (v) of the definition of such term, there shall be only one Remarketing Period and the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be, and if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding February 15, May 15, August 15 or November 15 (or if such day is not a Business Day, the next Business Day).
     Section 4.4. Section 3.5 of the Third Supplemental Indenture is hereby amended as set forth below:
     (a) The words “any Remarketing Date” in Sections 3.5(a) and (b) are hereby deleted and replaced in their entirety with “the final day of any Remarketing Period”.
     (b) The following new Section 3.5(c) is hereby added to the Third Supplemental Indenture

     (c) If on any Business Day during a Remarketing Period other than the last day thereof the Company has determined to postpone the Remarketing until the next Business Day, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing has been postponed and shall post such information on its website on the World Wide Web.
     Section 4.5. Section 3.6 of the Third Supplemental Indenture is hereby amended and restated in its entirety as follows:
Section 3.6 Supplemental Indenture.
     Notwithstanding any provision of the Base Indenture to the contrary, the Company and the Trustee may enter into a supplemental indenture without the consent of any Holder of the Notes to reflect any modifications to the terms of the Notes pursuant to the terms of this Article III, including, without limitation, to give effect to the issuance of remarketed Notes in one or more series and to amend the form of Note in Article V hereof to give effect thereto, and to provide for the exchange of the Notes for Notes in the form reflecting such modifications and adopted pursuant to such supplemental indenture.
ARTICLE V
NEW SERIES OF NOTES FOLLOWING A SUCCESSFUL REMARKETING
     Section 5.1. Upon a Successful Remarketing in which more than one series of Notes are to be issued hereunder, the final terms of any series of Notes will be reflected in the security certificate or certificates evidencing such series of Notes and Article V hereof shall be deemed to be amended thereby.
     Section 5.2. Upon a Successful Remarketing in which more than one series of Notes are to be issued hereunder, any reference in the Indenture to “series” and “Notes” shall, unless otherwise required by the context, be deemed to be a reference to each separate series of Notes.
     Section 5.3. Upon a Successful Remarketing in which more than one series of Notes are to be issued hereunder, upon the execution of one or more supplemental indentures specified in Section 4.4 hereof, Notes of each series in the respective aggregate principal amounts specified in such supplemental indenture or supplemental indentures shall be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Notes of such series in accordance with a Company Order.

ARTICLE VI
MISCELLANEOUS
     Section 6.1. Effectiveness. This Supplemental Indenture will become effective upon its execution and delivery.
     Section 6.2. Ratification of Indenture. The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 6.3. Further Assurances. The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.
     Section 6.4. Effect of Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
     Section 6.5. Effect of Headings. The Article and Section headings herein are for convenience only and shall not effect the construction hereof.
     Section 6.6. Successors and Assigns. All covenants and agreements in the Indenture, as amended and supplemented by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.
     Section 6.7. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.
     Section 6.8. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.
     Section 6.9. Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 6.10. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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     This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
* * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

U.S. BANCORP
By:	/s/ Kenneth D. Nelson
Its: Executive Vice President and Treasurer

Attest:
By	/s/ Laura F. Bednarski
Its	Assistant Secretary

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Denise M. Geran
Its: Vice President

Attest:
By	/s/ Michael H. Wass
Its	Senior Financial Services Officer

U.S. BANK NATIONAL ASSOCIATION, as Securities Registrar and Paying Agent
By:	/s/ Patrick J. Crowley
Its: Vice President

Eighth Supplemental Indenture